EXHIBIT 15.6

ENFORCEMENT DECREE OF THE TELECOMMUNICATIONS BUSINESS LAW (TRANSLATION)

ENFORCEMENT DECREE OF THE TELECOMMUNICATIONS BUSINESS ACT

Wholly amended By	1991·12·31	Presidential Decree No. 13558
Amended By	1993· 7·23	Presidential Decree No. 13935
Amended By	1995· 4· 6	Presidential Decree No. 14572
Amended By	1997· 2·22	Presidential Decree No. 15283
Amended By	1997· 3·31	Presidential Decree No. 15328
Amended By	1997·12·31	Presidential Decree No. 15579
Amended By	1999· 3·17	Presidential Decree No. 16186
Amended By	1999· 6·30	Presidential Decree No. 16424
Amended By	2000· 3·13	Presidential Decree No. 16751
Amended By	2000· 4· 1	Presidential Decree No. 16774
Amended By	2001· 6·12	Presidential Decree No. 17237
Amended By	2003· 6·23	Presidential Decree No. 18006
Amended By	2004· 1·13	Presidential Decree No. 18223
Amended By	2004· 3·9	Presidential Decree No. 18309
Amended By	2004· 5·10	Presidential Decree No. 18388

Article 1 (Purpose)

The purpose of this Decree is to provide for matters delegated under Telecommunications Business Act (hereinafter referred to as the “Act”) and matters necessary for its enforcement.

Article 2 (Definition)

The terms in this Decree shall be the same as defined in the Act.

Article 2-2 (Contents of Universal Service)

(1) The contents of universal services as prescribed in Article 3-2 (4) of the Act shall be as follows:

<Amended by Presidential Decree No. 17237, Jun. 12, 2001>

1. Wire telephone services;

2. Telephone services for emergency communications; and

3. Telephone services whose fees are reduced or exempted for the handicapped and the low income class.

(2) The detailed contents of universal services under paragraph (1) shall be prescribed by the Ordinance of the Ministry of Information and Communication. [This Article Newly Inserted by Presidential Decree No. 16186, Mar. 17, 1999]

Article 2-3 (Designation of Telecommunications Business Operator who Provides Universal Services)

(1) For the purpose of the efficient and stabilized provision of universal services, the Minister of Information and Communication may designate a telecommunications business operator who provides universal services (hereinafter referred to as a “business operator providing universal services”) in consideration of the scale, quality and level of fees of universal services and the technical capacity of a telecommunications business operator.

(2) If the Minister of Information and Communication intends to designate a business operator providing universal services under paragraph (1), the Information and Communications Policy Deliberation Council as prescribed in Article 44-2 of the Framework Act on Telecommunications shall deliberate thereon.

(3) A telecommunications business operator who is designated as a business operator providing universal services under paragraph (1) shall submit, to the Minister of Information and Communication every year not later than the end of the year preceding the provision of relevant services, a written plan for provision of universal services which includes the method of, and the expenses for, providing the relevant services.

[This Article Newly Inserted by Presidential Decree No. 16186, Mar. 17, 1999]

Article 2-4 (Replenishment of Losses Incurred by Provision of Universal Services)

(1) The Minister of Information and Communication may have the telecommunications business operators, who are not business operators providing universal services, bear the fund for replenishing the whole or part of losses incurred by a provision of universal services by business operators providing universal services (hereinafter referred to as the “money to replenish losses from universal services”) in proportion to their turnovers. In this case, the Minister of Information and Communication may have a telecommunications business operator, who provides a key communications service which is subject to an authorization for its standardized use contract under the proviso of Article 29 (1) of the Act, bear an amount weighted within the scope of 10/100 of the bearing rate in proportion to turnover taking into account the size of business, ratio of market share, capability to bear, etc. <Amend by Presidential Decree No. 18223, Jan. 13, 2004>

(2) A business operator providing universal services, who intends to receive the money to replenish losses from universal services, shall submit a report on the actual results of a provision of universal services, including expenses for and incomes and losses from the provision thereof, to the Minister of Information and Communication within three months after the expiration of the relevant fiscal year.

(3) The Minister of Information and Communication may, if deemed necessary for the verification of the report on actual results of a provision of universal services under paragraph (2), request a specialized institution to examine it.

(4) Matters necessary for computing method and the criteria to bear, weighted bearing and coordination of the money to replenish losses from universal services shall be prescribed by the Ordinance of the Ministry of Information and Communication. <Amend by Presidential Decree No. 18223, Jan. 13, 2004>

[This Article Newly Inserted by Presidential Decree No. 16186, Mar. 17, 1999]

Article 2-5 (Application for License, etc.)

(1) A person who intends to obtain a license under Article 5 (1) of the Act may make an application in the name of the representative of a juristic person, or of the name of representative of the stockholders, etc. of a juristic person to be established.

(2) If the Minister of Information and Communication intends to give a public notice under Article 5 (4) of the Act, the subject matters shall be deliberated in advance by the Information and Communications Policy Deliberation Council as stipulated in Article 44-2 of the Framework Act on Telecommunications: Provided, That this shall not apply to the license on the minor business as provided for in proviso of Article 5 (2) of the Act. <Amended by Presidential Decree No. 15283, Feb. 22, 1997>

[This Article Newly Inserted by Presidential Decree No. 14572, Apr. 6, 1995]

Article 3 (Examination Criteria etc. for Public Interest Nature)

(1) The term “public interests as prescribed by the Presidential Decree” in other portions than each subparagraph of Article 6-3 (1) of the Act means the maintenance of national security and public peace and order.

(2) The term “ important management matters prescribed by the Presidential Decree” in Article 6-3 (1) 3 of the Act means the matters falling under each of the following subparagraphs:

1. Appointment and dismissal of the representative director of a key communications business, or appointment and dismissal of more than one third of the executives;

2. Transfer and takeover of a key communications business; and

3. Entrance by a key communications business operator into a new key communications business.

(3) The term “case prescribed by the Presidential Decree” in Article 6-3 (1) 4 of the Act means the case where a de facto change is made in the management right of a key communications business operator by an agreement of stockholders who are not the biggest stockholder of a key communications business operator to jointly exercise voting rights.

[This Article Wholly Amended by Presidential Decree No. 18388, May 10, 2004]

Article 4 (Composition etc. of Public Interest Nature Examination Committee)

(1) The term “related central administrative agencies prescribed by the Presidential Decree” in other portions than each subparagraph of Article 6-4 (2) of the Act means the agencies falling under each of the following subparagraphs:

1.	The Ministry of Finance and Economy;

2.	The Ministry of Foreign Affairs and Trade;

3.	The Ministry of Justice;

4.	The Ministry of National Defense;

5.	The Ministry of Government Administration and Home Affairs; and

6.	The Ministry of Commerce, Industry and Energy.

(2) The term of office of the members shall be two years and the consecutive appointment may be permitted: Provided, That the term of office of the members who are public officials shall be the period of service in their positions.

[This Article Newly Inserted by Presidential Decree No. 18388 May 10, 2004]

Article 4-2 (Operation, etc., of Pulic Interest Nature Examinations Committee)

(1) The chairman of the Public Interest Nature Examination Committee (hereinafter referred to as the “Committee”) shall represent the Committee and exercise the overall control of its affairs.

(2) If the Chairman is unable to perform his duties due to inevitable reasons, a member as previously nominated by the Chairman shall act on his behalf.

(3) The Chairman shall convene and preside over a meeting of the Committee.

(4) The deliberation of a meeting of the Committee shall start by the attendance of a majority of all incumbent members, and its resolution shall require the consent of a majority of those present.

(5) The Committee shall have one secretary general in order to deal with its affairs, but the secretary general shall be nominated by the Chairman from among the public officials belonging to the Ministry of Information and Communications.

(6) Except as provided in this Decree, the matters necessary for an operation of the Committee shall be determined by the Chairman by going through a resolution of the Committee.

[This article Newly Inserted by Presidential Decree No. 18388, May 10, 2004]

Article 4-3 (Imposition and Payment etc. of Charge for Compelling Execution)

(1) When the Minister of Information and Communications determines the amount of charges for compelling execution as referred to in Article 7-2 of the Act, he shall take account of the reasons for failing to comply with the corrective orders and the scale of benefits etc. to be gained by failing to comply with the corrective orders.

(2) The date of complying with corrective orders as referred to in Article 7-2 (2) of the Act shall be based on the classifications falling under each of the following subparagraphs:

1.	Date of delivering stocks in the case of disposal of stocks;

2.	Date of concluding a contract in the case of changes in the details of contract; and

3.	Date of suspending the relevant acts in the case of suspending the acts impeding public benefits.

(3) Where the Minister of Information and Communications intends to impose the charges for compelling execution as referred to in Article 7-2 of the Act, he shall make a notification in writing that clarifies the amount of charges for compelling execution per day, reasons for imposition, payment term and receiving agency, methods of raising objections, and agencies whereto objections are raised etc.

(4) Any person who has been notified as referred to in paragraph (3) shall pay the charges for compelling execution within 30 days from the date of receiving the notice: Provided, That when he is unable to pay the charges for compelling execution within the said period due to the natural disaster and other inevitable causes, he shall pay it within 30 days from the day on which the said causes have disappeared.

(5) When the Minister of Information and Communications collects the charges for compelling execution, if the execution of corrective orders has not been made even after 90 days elapsed from the date of completing the period as set by the corrective orders, he may collect the charges for compelling execution on the basis of the date on which each 90 days elapse by reckoning from the said completing date.

(6) Provisions of Article 13-4 shall apply mutatis mutandis to the reminder of charges for compelling execution.

[This Article Newly Inserted by Presidential Decree No. 18388, May 10, 2004]

Article 5 (Business Excluded from Approval for Concurrent Operation)

The term “business as prescribed by the Presidential Decree” referred to in the proviso of Article 11 (1) of the Act means the business except for those falling under any of the following subparagraphs:

1. Business to manufacture the telecommunications equipments;

2. Information and communications work business under subparagraph 3 of Article 2 of the Information and Communications Work Business Act (excluding the business to improve or integrate the telecommunications networks); and

3. Service business under subparagraph 6 of Article 2 of the Information and Communications Work Business Act (excluding the business to improve or integrate the telecommunications networks).

[This Article Wholly Amended by Presidential Decree No. 17237, Jun. 12, 2001]

Article 6

Deleted. <by Presidential Decree No. 16186, Mar. 17, 1999>

Article 7

Deleted. <by Presidential Decree No. 16424, Jun. 30, 1999>

Articles 8 through 8-4

Deleted. <by Presidential Decree No. 16186, Mar. 17, 1999>

Article 9 (Report, etc. of Value-Added Communications Business Operator)

(1) A person who intends to make a report of a value-added communications business under the text of Article 21 of the Act shall submit, to the Minister of Information and Communication, a telecommunications business report as determined by the Ordinance of Ministry of Information and Communication.

(2) The term “minor business” in the proviso of Article 21 of the Act refers to the business providing the service which does not intermediate other’s communication by leasing telecommunications line facilities. [This Article Wholly Amended by Presidential Decree No. 14572, Apr. 6, 1995]

Article 10 (Services Subject to Reduction and Exemption of Fees)

Telecommunications services subject to the reduction and exemption of fees under Article 32 of the Act shall be as follows: <Amended by Presidential Decree No. 14572, Apr. 6, 1995>

1. Telecommunications services for the communications concerning the rescue of human lives and properties in danger, and the rescue from disasters or for the communications by the victims of disasters;

2. Telecommunications services for the whole or part of exclusive line communications used by such agencies, in case where the exclusive line communications of agencies which are fully responsible for military, public order and national security, and a part of self-communications network of the State, local governments or government-invested institutions are integrated into the telecommunications net-work of a key communications business;

3. Telecommunications services for the communications required for military operations in wartime;

4. Telecommunications services for the newspapers and news agency service under the Registration, etc. of Periodicals Act, and for communication for news reports by the broadcasting stations under the Broadcasting Act;

5. Telecommunications services for a communication which is required for facilitating the use, and for diffusing the distribution, of information communications;

6. Telecommunications services for a communication by those who are in need of the protection for the improvement of social welfare;

7. Telecommunications services for a communication which is required for the promotion of interchange and cooperation between North and South Korea; and

8. Telecommunications services for a communication which is specially required for the operation of postal and telegraphic services.

Article 10-2 (Exception to Limitation on Use by Others)

The term “cases as determined by the Presidential Decree” in the proviso of Article 32-2 of the Act means the case of any of the following subparagraphs:

1. Where it is necessary for the prevention of and rescue from disasters, the assurance of traffic, communications and power supply, or the maintenance of order under a national emergency; and

2. Where it is necessary for the public interests or the minor matters not incurring any obstacles to the business operation of the telecommunication business operator, as deemed by the Minister of Information and Communication. [This Article Newly Inserted by Presidential Decree No. 15283, Feb. 22, 1997]

Article 10-3 (Provision of Transmission or Line Facilities, etc.)

A CATV broadcasting business operator, a signal transmission network business operator, or a relay CATV broadcasting business operator under the Broadcasting Act may, pursuant to Article 32-4 (1) of the Act, provide the transmission or line facilities or the CATV broadcasting facilities (hereinafter referred to as the “transmission or line facilities, etc.”) to the key communications business operator in a manner falling under one of the following subparagraphs:

1. Sale or lease of transmission or line facilities, etc.;

2. Commissioned performance of the communications or exchange operations, etc. by making use of transmission or line facilities, etc.; and

3. Manners corresponding to subparagraphs 1 and 2, which are determined by a consultation between a CATV broadcasting business operator, a signal transmission network business operator, or a relay CATV broadcasting business operator.

[This Article Wholly Amended by Presidential Decree No. 17237, Jun. 12, 2001]

Article 10-4 (Aid, etc. to Purchase Cost of Communications Terminal Devices)

(1) The cases where telecommunications business operators may support or aid whole or part of the purchase cost for communications terminal devices under the provisions of the proviso of ARTICLE 36-3 (1) 5 of the Act shall be any of the following subparagraphs:

1. Where it is deemed that there exists no threat of obstructing fair competition or user’s benefit even when a support or an aid is rendered to the purchase cost for the relevant communications terminal devices which are the communications terminal services necessary for providing a key communications serviced which does not reach the standard determined by the Ordinance of the Ministry of Information and Communication in the size of communication market and the ration of diffusion; and

2. Where it is deemed necessary to prompt diffusion of communications terminal devices wherein a new technology is introduced for the development or fosterage of a new information and communications technology, or of communications terminal devices necessary for providing a new key communications service.

(2) The minister of Information and Communication shall determine and publicly announce a detailed standard and its limits regarding a support or an aid to the cost under paragraph (1). In this case, he shall consider the development conditions of information and communications terminal devices, the competition conditions of communications market, etc.

[This Article Newly Inserted by Presidential Decree No. 18223, Jan. 13, 2004]

Article 10-5 (Types and Standards of Prohibited Acts)

(1) The types and standards of the prohibited acts under Article 36-3 (3) of the Act shall be the same as the attached Table 1.

(2) The Minister of Information and Communication may, if he deems it necessary to apply to specific telecommunications fields or specific prohibition acts, determine detailed standards for the types and standards of the prohibited acts under the provisions of paragraph (1) and publicly announce them.

[This Article Newly Inserted by Presidential Decree No. 18309, Mar. 9, 2004]

Article 11 (Investigation of Facts)

A public official who intends to enter and investigate an office and business place of a telecommunications business operator or a business place of a person who is entrusted with the affairs of a telecommunications business operator pursuant to Article 36-4 (2) of the Act, shall have any parties concerned of the relevant office or business place be present at the investigation. <Amended by Presidential Decree No. 16186, Mar. 17, 1999>

[This Article Newly Inserted by Presidential Decree No. 15579, Dec. 31, 1997]

Article 12 (Measures, etc. on Prohibited Acts)

The term “other matters as prescribed by the Presidential Decree” in Article 37 (1) 9 of the Act refers to: <Amended by Presidential Decree No. 15283, Feb. 22, 1997; Presidential Decree No. 17237, Jun. 12, 2001>

1. Suspension of an act which unjustly hinders a participation of a new telecommunications business operator; and

2. Suspension of the provision of the services, installation of telecommunications facilities, or other similar acts which are likely to actually restrict the competitions among the telecommunications business operators, or substantially hamper the user’s interests.

Article 13 (Offenses Subject to Imposition of Penalty Surcharge, and Amount of Penalty Surcharge, etc.)

(1) The classifications of offenses subject to the imposition of a penalty surcharge under Article 37-2 (2) of the Act and the upper limit of the penalty surcharge on such offences shall be stated in attached Table 1.

(2) In determining the amount of a penalty surcharge under paragraph (1), the Minister of Information and Communication shall take the following reasons into consideration: <Amended by Presidential Decree No. 16774, Apr. 1, 2000>

1. Contents and levels of the offenses;

2. Period and frequency of the offenses;

3. Scale of any profits acquired by the offenses; and

4. Amount of sales of telecommunications services relating to the prohibited act of a business operator who has committed a violation.

[This Article Newly Inserted by Presidential Decree No. 16186, Mar. 17, 1999]

Article 13-2 (Computation Methods of Penalty Surcharge)

(1) The term “turnover as prescribed by the Presidential Decree” in the text of Article 37-2 (1) of the Act means the average annual turnover for three preceding business years of the telecommunications services related to the prohibited acts of the relevant telecommunications business operator: Provided, That if three years have not elapsed since the commencement of business as of the first day of the relevant business year, it shall mean the amount of converting the turnover till the end of preceding business year since the commencement of the said business into the average annual turnover, and if the business is commenced in the said business year, it shall mean the amount of converting the turnover from the commencement of business to the date of offense into the average annual turnover.

(2) The term “where there is no turnover or it is difficult to calculate the turnover as prescribed by the Presidential Decree” in the proviso of Article 37-2 (1) of the Act means any of the following subparagraphs:

1. Where there is no actual business result due to a non-commencement of business or a suspension thereof, etc.;

2. Where a telecommunications business operator refuses a submission of the data for turnover computation, or submits the false data; and

3. Where it is difficult to make an objective computation of turnovers.

[This Article Newly Inserted by Presidential Decree No. 16186, Mar. 17, 1999]

Article 13-3 (Imposition and Payment of Penalty Surcharge)

(1) The Minister of Information and Communication shall, in case where he intends to impose a penalty surcharge under Article 37-2 of the Act, notify a person subject to an imposition of penalty surcharge, after investigating and confirming the relevant offense, of the payment thereof, by clarifying in writing the fact of offense, the amount of imposition, the method of objection and its period.

(2) A person in receipt of a notification under paragraph (1) shall pay it to a postal agency within twenty days from the date of receiving such a notification: Provided, That if he is unable to pay a penalty surcharge within the relevant period due to a natural disaster or other inevitable reasons, he shall pay it within seven days from the date when the said reasons have disappeared.

(3) A postal agency in receipt of a payment of penalty surcharge under paragraph (2), shall deliver a receipt to a person who has paid it.

[This Article Newly Inserted by Presidential Decree No. 16186, Mar. 17, 1999]

Article 13-4 (Demand for Penalty Surcharge Payment)

(1) A demand under Article 37-2 (4) of the Act shall be made in writing within 7 days from the date on which the payment deadline elapsed.

(2) Where a demand note is issued under paragraph (1), a deadline for payment of any penalty surcharge in arrear shall be within 10 days from the date on which such demand note is issued.

[This Article Wholly Amended by Presidential Decree No. 16774, Apr. 1, 2000]

Article 14

Deleted. <by Presidential Decree No. 16424, Jun. 30, 1999>

Article 15 (Reduction and Exemption of Expenses for Moving)

(1) Expenses necessary for a moving of telecommunications facilities or a removal of other obstacles may be reduced or exempted by the key communications business operator under the proviso of Article 51 (3) of the Act in the cases of the following subparagraphs:

1. Where the plan for a moving of relevant telecommunications facilities or a removal of other obstacles has already been fixed;

2. Where a moving of relevant telecommunications facilities or a removal of other obstacles is beneficial to other telecommunications facilities; and

3. Where the telecommunications facilities in the private land inflict a significant impediment to the use of relevant land.

(2) Apart from the cases under paragraph (1), if the State or the local government requests a moving of telecommunications facilities or a removal of other obstacles, the expenses necessary for a moving and other measures for a removal of obstacles may be reduced or exempted in consultation with the relevant requester.

Article 16 (Subversive Communication)

Telecommunications which are deemed to be harmful to the public peace and order or the public morals under Article 53 (2) of the Act shall be as follows:

1. Telecommunications with the contents of aiming at a criminal act or of instigating a criminal act;

2. Telecommunications with the contents of aiming at committing the anti-state activities; and

3. Telecommunications with the contents of impeding the good morals and other social orders.

Article 16-2 (Organization of Information Communication Ethics Committee, etc.)

(1) The Chairman of the Information Communication Ethics Committee (hereinafter referred to as the “Committee”) under Article 53-2 of the Act shall be elected by mutual vote among the members of the Committee, and shall obtain approval of the Minister of Information and Communication.

(2) The Chairman shall represent the Committee, assume overall control of the business of the Committee, convene the Committee, and preside over the Committee.

(3) The Committee shall deliberate on the matters of each of the following subparagraphs: <Amended by Presidential Decree No. 15579, Dec. 31, 1997>

1. Basic principles concerning the ethics of information and communication;

2. Deliberation on the information under Article 16-3, and request for correction thereof;

3. Matters on the settlement of users’ discontents related to the restriction on the use of information under Article 16-3;

4. Plans for ensuring a soundness of information circulated by using telecommunications lines;

5. Formulation and amendment of the Committee’s regulations;

6. Formulation and amendment of the regulations on information and communication ethics;

7. Business plans, budget and settlement of accounts of the Committee; and

8. Other matters referred by the Chairman.

(4) The Committee may establish specialized committees by field in order to efficiently carry out the deliberation on the matters listed in any subparagraphs of paragraph (3). <Amended by Presidential Decree No. 15579, Dec. 31, 1997>

[This Article Newly Inserted by Presidential Decree No. 14572, Apr. 6, 1995]

Article 16-3 (Scope of Information Subject to Deliberation)

(1) The term “Information as prescribed by the Presidential Decree” under Article 53-2 (4) 2 of the Act means other information transmitted through telecommunications services provided by a telecommunications business operator than any of the followings:

1. Information provided by the State, local governments or public organizations; and

2. Information subject to a deliberation pursuant to other Acts and subordinate statutes.

(2) Notwithstanding the provisions of paragraph (1), the Committee may deliberate on the information as deemed necessary to restrain the subversive communication from among those provided by the public organizations under paragraph (1) 1 and those falling under subparagraph 2 of the same paragraph. <Newly Inserted by Presidential Decree No. 15579, Dec. 31, 1997>

[This Article Newly Inserted by Presidential Decree No. 14572, Apr. 6, 1995]

Article 16-4 (Request, etc. for Corrections)

(1) The Committee may, in case where the information comes to fall under the subversive communication under Article 16 as a result of its deliberation on the information under Article 16-3 pursuant to Article 53-2 (4) 2 of the Act, request any telecommunications business operator to correct the following matters:

1. Warning against the users;

2. Deletion of the relevant information; and

3. Suspension and termination of use by the persons who transmit subversive communication falling under the provisions of Article 16.

(2) A telecommunications business operator in receipt of a request for corrections under paragraph (1) shall notify the results of relevant measures to the Committee.

(3) The Committee may, in case where a telecommunications business operator fails to comply with a request for corrections under paragraph (1), recommend the Minister of Information and Communication to order the refusal, suspension or restriction on handling the subversive communication under Article 53 of the Act.

[This Article Newly Inserted by Presidential Decree No. 15579, Dec. 31, 1997]

Article 16-5 (Report on Results of Deliberation, etc.)

If the Committee deliberates on the circulated information or makes a request for corrections under Article 53-2 (4) 2 of the Act, the Chairman shall report the results thereof to the Minister of Information and Communication within 20 days after the date of such deliberation or request for corrections.

[This Article Newly Inserted by Presidential Decree No. 14572, Apr. 6, 1995]

Article 16-6 (Secretariat of Information and Communication Ethics Committee)

(1) Under the Committee, a Secretariat shall be established in order to assist the Committee in its affairs.

(2) There shall be one Secretary-General and the necessary personnel in the Secretariat, and the Secretary-General shall handle the relevant affairs under orders of the Chairman. <Amended by Presidential Decree No. 16186, Mar. 17, 1999>

(3) Organization, regular staff and operation of the Secretariat and other necessary matters shall be determined by rule of the Committee. <Amended by Presidential Decree No. 16186, Mar. 17, 1999>

[This Article Newly Inserted by Presidential Decree No. 15579, Dec. 31, 1997]

Article 16-7 (Report of Current Status of Supplying Communication Data)

A report of the current status of supplying communication data under Article 54 (6) of the Act shall be made within 30 days after the end of every half term.

[This Article Newly Inserted by Presidential Decree No. 16774, Apr. 1, 2000]

Article 17 (Restriction on and Suspension of Service)

(1) If the Minister of Information and Communication issues, under Article 55 of the Act, an order to restrict or suspend the whole or part of telecommunications services of the telecommunications business operators, he may allow the communications for performing the business falling under any of the following subparagraphs, in accordance with the scope and level of the relevant restriction or suspension: <Amended by Presidential Decree No. 14572, Apr. 6, 1995>

1. First priority:

(a) National security;

(b) Military affairs and public security;

(c) Transmission of the civil defense alarm; and

(d) Electronic wave control.

2. Second priority:

(a) Disaster relief;

(b) Telecommunications, navigation safety, weather, fire fighting, electricity, gas, water service, transportation and the press;

(c) Affairs of the State and local government, except for those mentioned in items (a) and (b); and

(d) Affairs of the foreign diplomatic missions and the organizations of the United Nations in Korea;

3. Third priority: and

(a) Affairs of the enterprises subject to resources control and the firms of defense industry; and

(b) Affairs of government-invested institutions, and medical institutions;

4. Forth priority:

Other matters than those in subparagraphs 1 through 3.

(2) The restriction or suspension on the telecommunication services under paragraph (1) shall be the least of those required for securing the important communications.

(3) A telecommunications business operator shall, in case where he restricts or suspends the whole or part of telecommunications services under paragraph (1), report the content thereof without delay to the Minister of Information and Communication. <Amended by Presidential Decree No. 14572, Apr. 6, 1995>

Article 18

Deleted. <by Presidential Decree No. 16424, Jun. 30, 1999>

Article 19 (Approval, etc. for International Telecommunications Services)

(1) The term “international telecommunications business as prescribed by the Presidential Decree” in Article 59 (2) of the Act means the services falling under any of the following subparagraphs: <Amended by Presidential Decree No. 15579, Dec. 31, 1997; Presidential Decree No. 16774, Apr. 1, 2000>

1. Installation and lease of a satellite for providing international telecommunications services; and

2. Transboundary provision of key communications services under Article 59-2 of the Act.

(2) A person who intends to obtain approval under Article 59 (2) of the Act shall submit the following documents to the Minister of Information and Communication: <Amended by Presidential Decree No. 16424, Jun. 30, 1999; Presidential Decree No. 16774, Apr. 1, 2000>

1. Duplicate copy of written agreement or contract;

2. Comparative table between new and old agreements or contracts (limited to the cases where an application for modified approval is filed); and

3. Document certifying the fact that the agreements or contracts have been abrogated (limited to the cases where an application for approval of abrogation is filed).

[This Article Wholly Amended by Presidential Decree No. 15283, Feb. 22, 1997]

Article 19-2

Deleted. <by Presidential Decree No. 16424, Jun. 30, 1999>

Article 20

Deleted. <by Presidential Decree No. 15283, Feb. 22, 1997>

Article 21 (Offences Subject to Imposition of Penalty Surcharge, and Amount of Penalty Surcharge, etc.)

(1) Classifications of offenses subject to the imposition of a penalty surcharge and the amount of a penalty surcharge under Article 64 (2) of the Act shall be stated in attached Table 2. <Amended by Presidential Decree No. 16186, Mar. 17, 1999>

(2) The Minister of Information and Communication may aggravate or reduce a penalty surcharge within one half of the amount of a penalty surcharge under paragraph (1) in consideration of the peculiarity of services provided by the telecommunications business and the level and frequency of offenses, etc. In this case, the total sum of penalty surcharge shall, even when aggravated, not exceed one billion won. <Amended by Presidential Decree No. 14572, Apr. 6, 1995; Presidential Decree No. 16186, Mar. 17, 1999>

(3) The provisions of Articles 13-3 and 13-4 shall apply mutatis mutandis to the imposition, payment and demand of a penalty surcharge under Article 64 of the Act. <Newly Inserted by Presidential Decree No. 16186, Mar. 17, 1999; Presidential Decree No. 16774, Apr. 1, 2000>

Article 22 (Extension of Time Limit of Payment of Penalty Surcharge, and Payment in Installments Thereof)

(1) A person who intends to extend the time limit of payment of a penalty surcharge or pay it in installments under Article 64-2 of the Act, shall make an application to the Minister of Information and Communication along with the document certifying grounds of the extension of time limit of payment or the payment in installments not later than ten days prior to the relevant time limit of payment.

(2) The term “amount as prescribed by the Presidential Decree” in Article 64-2 (1) of the Act means the amount arrived at by multiplying a turnover under Article 13-2 by 1/100, or 300 million won.

(3) The extension of time limit of payment of a penalty surcharge under Article 64-2 of the Act shall not exceed one year as from the day following the said time limit.

(4) In a case of making payment in installments under Article 64-2 of the Act, the intervals between a respective time limit of installment payment shall not exceed four months, and the frequency of installments shall not exceed three times.

(5) The Minister of Information and Communication may, if a person liable for a payment of penalty surcharge for whom the time limit of payment has been extended or the payment in installments has been permitted under Article 64-2 of the Act comes to fall under any of the following subparagraphs, revoke such extension of the time limit of payment or a decision of such payment in installments, and collect it in a lump sum:

1. Where he fails to pay a penalty surcharge for which the payment in installments has been decided, within the time limit of payment thereof;

2. Where he fails to implement an order necessary for a change of security or other security integrity, which is given by the Minister of Information and Communication; or

3. Where deemed that the whole or remainder of a penalty surcharge is uncollectable, such as the compulsory execution, commencement of auction, adjudication of bankruptcy, dissolution of a juristic person or dispositions on national or local taxes in arrears, etc.

[This Article Wholly Amended by Presidential Decree No. 16186, Mar. 17, 1999]

Article 23 (Classification and Appraisal, etc. of Securities)

The provisions of Articles 29 through 34 of the Framework Act on National Taxes, and of Articles 13 through 17 of its Enforcement Decree shall apply mutatis mutandis to the furnishing of security under Article 64-2 of the Act.

[This Article Wholly Amended by Presidential Decree No. 16186, Mar. 17, 1999]

Article 23-2 (Important Communications)

(1) The term “important communications” in Article 65 (2) 3 of the Act means:

1. Business telecommunications related to the national security, military affairs, public peace and order, civil defense alarm transmission and radio wave control;

2. Deleted; and <by Presidential Decree No. 16424, Jun. 30, 1999>

3. Other communications publicly notified by the Minister of Information and Communication in order to efficiently perform the State affairs.

(2) The Government may grant a subsidy for the expenses required for the construction and management of the important communications in order to secure the important communications under paragraph (1).

[This Article Newly Inserted by Presidential Decree No. 15579, Dec. 31, 1997]

Article 24 (Delegation of Authority)

The Minister of Industry and Communication shall delegate the authority falling under any of the following subparagraphs to the Commissioner of the competent Communications Office pursuant to Article 68 (1) of the Act:

1. Registration of specific communications business under Article 19 (1) of the Act;

2. Acceptance of a report on the value-added communications business under the text of Article 21 of the Act;

3. Acceptance of a modified registration for the specific communications business, and of a modified report for value-added communications business, under Article 22 of the Act;

4. Acceptance of a report on the transfer or takeover of a specific communications business or a value-added communications business, and on the merger or succession of a juristic person, under Article 25 of the Act;

5. Acceptance of a report on the suspension or discontinuation of a specific communications business or a value-added communications business, and on the dissolution of a juristic person under Article 27 of the Act;

6. Cancellation of a registration for a specific communications business, and an order for business suspension under Article 28 (1) of the Act;

7. Orders for a closedown and suspension of a value-added communications business under Article 28 (2) of the Act;

8. Permission for a felling or transplanting of the plants under the former part of Article 42 (3) of the Act;

9. Hearings on a disposition of cancelling a registration of a specific communications business, and on a disposition of closing down a value-added communications business, under subparagraph 2 of Article 63 of the Act;

10. Imposition and collection of a penalty surcharge under Article 64 of the Act (excluding the case of a key communications business operator);

11. Correction orders under Article 65 (1) of the Act (excluding the case of a key communications business operator); and

12. Imposition and collection of a fine for negligence under Article 78 of the Act (excluding the case of a key communications business operator). [This Article Wholly Amended by Presidential Decree No. 16774, Apr. 1, 2000]

Article 25 (Fine for Negligence)

(1) The Minister of Information and Communication shall, where he imposes a fine for negligence under Article 78 (2) of the Act, specify in writing the fact of violation, method of objection, objection period, etc., after investigating and confirming the relevant offence, and give notice to pay the said fine to the person subject to a disposition of a fine for negligence. <Amended by Presidential Decree No. 14572, Apr. 6, 1995>

(2) The Minister of Information and Communication shall, where he intends to impose a fine for negligence under paragraph (1), provide the person subject to a disposition of fine for negligence with an opportunity for stating his opinion orally or in writing with fixing a period of not less than

10 days. In this case, he shall deem it as non-existence of opinion, if no oral or written statement of opinion is presented within the specified period. <Amended by Presidential Decree No. 14572, Apr. 6, 1995>

(3) In determining the amount of a fine for negligence, the Minister of Information and Communication shall take into account the motivation of the offence and the consequences thereof. <Amended by Presidential Decree No. 14572, Apr. 6, 1995>

(4) Collection procedures for a fine for negligence shall be determined by the Ordinance of Ministry of Information and Communication. <Amended by Presidential Decree No. 14572, Apr. 6, 1995>

ADDENDA

Article 1 (Enforcement Date)

This Decree shall enter into force on the date of its promulgation.

Article 2 (Contents of Restructuring)

The number of key communications business operators, their business areas and scopes of business under Article 7 in Addenda of the Act shall be as follows:

1. Operations of local telephone business from among the general telecommunications business may be given to the Korea Telecommunication Corporation (hereinafter refer to as the “Corporation”) under the Telecommunication Corporation Act, and the international telephone business may be operated by the Corporation and a person deemed to have received a designation for a universal telecommunications service provider under Article 2 (2) of Addenda of the Act, and the long distance telephone business may be operated by one designated telecommunications service provider in addition to the Corporation; and

2. The mobile telephone business among the special communications businesses may be operated by one telecommunications business operator with a nation-wide business area who is additionally permitted, and the special telecommunications business other than the mobile telephone business (excluding the minor business under the proviso of Article 16 (2) of the Act) may be operated by less than two telecommunications business operators who are additionally permitted by telecommunications service provided or by service area. Article 3 Omitted.

ADDENDA <Presidential Decree No. 13935, Jul. 23, 1993>

(1) (Enforcement Date) This Decree shall enter into force on the date of its promulgation.

(2) (Transitional Measures on Registration of Value-Added Communications Business) In case where the Information and Communication Promotion Association receives an application for the registration of the value-added communications business under the previous provisions at the time when this Decree enters into force, it shall send a registration application along with accompanying documents to the chief of the competent Communication Office.

ADDENDUM <Presidential Decree No. 14572, Apr. 6, 1995>

This Decree shall enter into force on April 6, 1995.

ADDENDUM <Presidential Decree No. 15283. Feb. 22, 1997>

This Decree shall enter into force on the date of its promulgation.

ADDENDA <Presidential Decree No. 15328, Mar. 31, 1997>

Article 1 (Enforcement Date)

This Decree shall enter into force on April 1, 1997.

Articles 2 through 5

Omitted.

ADDENDUM <Presidential Decree No. 15579, Dec. 31, 1997>

This Decree shall enter into force on January 1, 1998.

ADDENDUM <Presidential Decree No. 16186, Mar. 17, 1999>

This Decree shall enter into force on the date of its promulgation.

ADDENDUM <Presidential Decree No. 16424, Jun. 30, 1999>

This Decree shall enter into force on July 1, 1999.

ADDENDA <Presidential Decree No. 16751, Mar. 13, 2000>

Article 1 (Enforcement Date)

This Decree shall enter into force on March 13, 2000. (Proviso Omitted.)

Articles 2 through 10

Omitted.

ADDENDUM <Presidential Decree No. 16774, Apr. 1, 2000>

This Decree shall enter into force on April 1, 2000.

ADDENDUM <Presidential Decree No. 17237, Jun. 12, 2001>

This Decree shall enter into force on the date of its promulgation.

ADDENDA <Presidential Decree No. 18309, Jan. 13, 2004>

(1) (Enforcement Date) This Decree shall enter into force on the date of its promulgation.

(2) (Term of Validity) The amended provisions of the latter part of Article 2-4 (1) shall be effective for three years from the date of the enforcement of this Decree.

ADDENDA <Presidential Decree No. 18309, Mar. 9, 2004>

(1) (Enforcement Date) This Decree shall enter into force on the date of its promulgation.

(2) (Specific Example regarding Combined Sale) The amended provisions of paragraph (IV) 6 of the attached Table 1 shall apply limited to the telecommunications services of the key communications business operators (including the specific communications business or value-added communications business operated by the key communications business operators) from the date on which three years passes after the enforcement of this Decree.

ADDENDA <Presidential Decree No. 18388, May 10, 2004>

This Decree shall enter into force on the date of its promulgation